      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2003
                                           REGISTRATION STATEMENT NO. 333-105641
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO.1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                       ACTION PRODUCTS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                            Florida                                                             59-2095427
----------------------------------------------------------------                 -----------------------------------------
(State or other jurisdiction of incorporation or organization)                    (I.R.S. Employer Identification Number)

                                                                                          Robert L. Burrows, CFO
                                                                                    Action Products International, Inc.
                390 N. Orange Ave., Suite 2185                                        390 N. Orange Ave., Suite 2185
                    Orlando, Florida 32801                                                Orlando, Florida 32801
                        (407) 481-8007                                                        (407) 481-8007
----------------------------------------------------------------                 -----------------------------------------
     (Address,  including zip code, and telephone                                  (Name, address, including zip code, and
    number,  including area code, of  registrant's                                telephone number, including area code, of
            principal executive offices)                                                      agent for service)


                                   ----------

                                 With copies to:
                              James G. Smith, Esq.
                            Raice Paykin & Krieg, LLP
                         185 Madison Avenue, 10th Floor
                               New York, NY 10016
                                 (212) 725-4423


                                   ----------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|_____

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|_____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:|_|



THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.



================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated July 23, 2003

PROSPECTUS

                          60,000 Shares of Common Stock


                       ACTION PRODUCTS INTERNATIONAL, INC.


                                   ----------

         CEOCast, Inc. may, from time to time, offer and sell up to 60,000 shares of our common stock issuable upon exercise of an outstanding warrant.

         The prices at which the selling shareholder may sell its shares will be determined by the prevailing market price for its shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the common stock being offered by this prospectus.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "APII." On July 18, 2003, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $2.99 per share.


                                   ----------


         Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.



                                   ----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                   ----------


                   The date of this Prospectus is July , 2003

                                TABLE OF CONTENTS

                                                                         PAGE


Special Note Regarding Forward-Looking Statements...........................2

Where You Can Find More Information About Us................................2

Prospectus Summary..........................................................3

Risk Factors................................................................5

Use of Proceeds............................................................10

Selling Shareholder........................................................10

Plan of Distribution.......................................................10

Legal Matters..............................................................11

Experts....................................................................11

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

         References in this prospectus to "we", "us", "our" and similar terms means Action Products International, Inc., a Florida corporation.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Our Company," "Risk Factors" and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable words. We believe that the expectations reflected in the forward-looking statements are reasonable, but we cannot guarantee future results, levels of activity, performance, or achievements. We do not promise to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents and other information available on its web site at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus is a part of the registration statement but does not contain all of the information in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

         o our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed with the Commission on March 26, 2003, as amended on March 31, 2003;

         o        our Proxy Statement filed with the Commission on May 7, 2003;

         o our Quarterly Report on Form 10-QSB for the quarter year ended March 31, 2003 filed with the Commission on April 30, 2003;

         o any future filings we make with the Commission until the selling shareholder sells all of the common stock offered by it by this prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at Action Products International, Inc., Attn: Investor Relations, 390 N. Orange Ave., Suite 2185, Orlando, Florida 32801, (407) 481-8007.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

         We are a brand-focused, educational toy company. We design, manufacture and market a diversified portfolio of educational and non-violent brands of toy products, to various retailing channels such as toy stores, specialty retailers, education outlets, museums, and attractions in the United States and throughout the world. Our revenues for the twelve months ended December 31, 2002 and the three months ended March 31, 2003 were approximately $6,429,000 and $1,385,000, respectively. We incurred net losses for the twelve months ended December 31, 2002 and the three months ended March 31, 2003 of approximately $1,306,000 and $130,000, respectively.

         We were originally incorporated, and began our operations, in New York in 1977, and relocated and re-incorporated in Florida in 1980 as a distributor of education oriented toys and children's books, stationery and souvenirs, supplying museum gift shops. Under new executive leadership, a new business model was developed and implemented. From 1997 through 2002 we successfully developed or acquired and brought to market a core portfolio of proprietary branded product lines to replace sales of divested non-core lines. Our first internally-developed proprietary toy brand, Space Voyagers(R), generated approximately $1.0 million in its first full year on the market. During the past three fiscal years, we have continued to develop other new proprietary products through internal development, licensing and acquisition. In October 2002 we began shipping our newest brand, Jay Jay The Jet Plane(TM), based on a PBS television show, videos and children's books of the same name. Our business model is based on the expansion of core brands, while developing new brands through internal product development, favorable licensing agreements and prudent acquisitions. Our growth strategy is based on diversifying distribution channels, while creating and increasing brand equity.

         We sell our educational toy product lines under the umbrella name "Action Products(TM)." Our marketing and promotion communications focus on our individual brands such as, Space Voyagers(R), Climb@tron(TM), I DIG DINOSAURS(R), Woodkits(TM), Drop Zone Extreme(R), Play & Store(TM) and Jay Jay The Jet Plane(TM). Products include action figures, play-sets, activity kits and various other toys with a strategic emphasis on non-violent and educational and fun topics such as space, dinosaurs, science, and nature.

         The EarthLore(R) I DIG DINOSAURS(R) brand acquired in October 2000 continues to grow in popularity and contributed over $1.5 million to net sales in 2002. The introduction of the new Jay Jay The Jet Plane(TM) brand in the fourth quarter 2002 added another $0.4 million in net sales. Our other brands including Drop Zone Extreme(TM), Space Voyagers(R) and Play & Store(TM) contributed the remaining $4.5 million net sales in 2002.

         In addition to the development of internal brands, we actively pursue prudent acquisition opportunities and licensing arrangements. In October 2000, we acquired certain assets of Earth Lore Ltd., a privately held Canada-based maker of popular award-winning educational excavation kits for children. The acquisition provided us with an appropriate product line extension, and channels of distribution that complemented our existing bases. In 2001, we acquired a license agreement with the developers of the PBS children's show Jay Jay The Jet Plane(TM) to develop and launch our new Wooden Adventure System(TM) based on the episodes, videos and books of this popular children's series. We launched this product line in the fourth quarter 2002 to popular reception from trade and consumers.

         Our mailing address and telephone number of our principal executive offices are Action Products International, Inc., 390 N. Orange Ave., Suite 2185, Orlando, Florida 32801, (407) 481-8007.

                                  RECENT EVENTS

         On April 24, 2003, our Board of Directors declared a warrant dividend so that our shareholders will receive, for each Action Products common share owned as of June 12, 2003, one warrant. Each warrant will entitle the holder to purchase one share of Action Products common stock for $2.00. The warrants will be exercisable for one year after they are issued.

                                  THE OFFERING

Securities Offered:                       60,000 shares of common stock issuable
                                          upon exercise of an outstanding
                                          warrant.

Common Stock
     Currently outstanding:                                3,099,270 shares
     After exercise of the warrant:                        3,159,270 shares
     Shares being offered as a percent of total
         outstanding shares                                2%

Common Stock Market Symbol:               Nasdaq SmallCap Market - "APII"

Use of Proceeds:                          The selling shareholder will receive
                                          the net proceeds from the sale of the
                                          shares. We will receive none of the
                                          proceeds from the sale of the shares
                                          offered by this prospectus. Proceeds
                                          from the exercise of the warrant will
                                          be used for general corporate
                                          purposes.

Risk Factors:                             An investment in the shares involves a
                                          high degree of risk. See "Risk
                                          Factors" commencing on the next page.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

Risks associated with our business

         We incurred significant net losses in fiscal 2002 and 2001. If we continue to incur net losses, our ability to satisfy our cash requirements may be more difficult. We incurred net losses of approximately $1.3 million and $0.5 million in fiscal 2002 and 2001, respectively. There can be no assurance that we will return to profitability in the future. If we fail to generate operating income and net income, we could have difficulty meeting our working capital requirements.

         We have substantial cash requirements and may require additional sources of funds. Additional sources of funds may not be available or available on reasonable terms. We have substantial cash requirements in connection with our operations and debt service obligations. In addition, new product development, which is key to the success of our business, is cash intensive. If the cash we generate from our operations or from our other sources is not available when needed or is insufficient to satisfy our requirements, we may require additional sources of funds. We cannot assure you that such additional sources of funds would be available on reasonable terms or at all. If we do not generate sufficient amounts of capital to meet our cash requirements at the times and on the terms required by us, our business will be adversely affected.

         Changing consumer preferences may negatively impact our product lines. As a result of changing consumer preferences, many toys are successfully marketed for only one or two years, if at all. We cannot assure you that any of our current successful products or product lines will continue to be popular with consumers for any significant period of time, or that new products and product lines will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. Our success is dependent upon our ability to enhance existing product lines and develop new products and product lines. The failure of our new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

         We may need additional financing. We have an agreement with Mercantile Bank, pursuant to which Mercantile Bank provides us with a revolving line of credit for up to $2.0 million as described in the agreement. The borrowings under the line of credit are utilized to finance accounts receivable, inventory and other operating and capital requirements. This line of credit matures June 30, 2005 and contains covenants relating to our financial condition. If we fail to maintain compliance with the financial covenants contained in the line of credit, the maturity date could be accelerated.

         We have received financing in the past from members of the Kaplan family. In 2002, members of the Kaplan family, including Ronald S. Kaplan, a director and our President and Chief Executive Officer, Warren Kaplan, our chairperson of the board, and Judith Kaplan, a director, made an aggregate cash infusion into our company of approximately $1.1 million. None of the members of the Kaplan family, however, have any obligation to make any capital contribution to our company in the future, nor have any of them indicated whether they will exercise any of the public warrants issued to them as part of their pro rata share of the 2003 warrant distribution.

         Our customers' inventory management systems may cause us to produce excess inventory that may become obsolete and increase our inventory carrying costs. Most of our largest retail customers utilize an inventory management system to track sales of products and rely on reorders being rapidly filled by us and other suppliers, rather than maintaining large product inventories. These types of systems put pressure on suppliers like us to promptly fill customer orders and also shift some of the inventory risk from the retailer to suppliers. Production of excess inventory by us to meet anticipated retailer demand could result in our carrying obsolete inventory and increasing our inventory carrying costs. Similarly, if we fail to predict consumer demand for a product, we may not be able to deliver an adequate supply of products on a timely basis and will, as a result, lose sales opportunities.

         Returns and markdowns could impact our revenues. As is customary in the toy industry, we have historically permitted, on a minimum basis, certain customers to return slow-moving items for credit. We expect that we will continue to make such accommodations in the future. Any significant increase in the amount of returns could have a material adverse effect on our financial condition and results of operations.

         There are risks related to our acquisition strategy. We may, from time to time, evaluate and pursue acquisition opportunities on terms management considers favorable. A successful acquisition involves an assessment of the business condition and prospects of the acquisition target, which includes factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, we perform a review we believe to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the acquisition target to assess fully its deficiencies. We cannot assure you that any such acquisition would be successful or that the operations of the acquisition target could be successfully integrated with our operations. Any unsuccessful acquisition could have a material adverse effect on our financial condition and results of operations.

         We are dependent on contracts with manufacturers, most of which are short-term. We conduct substantially all of our manufacturing operations through contract manufacturers, many of which are located in the People's Republic of China (PRC), Hong Kong, Singapore and Taiwan. We generally do not have long-term contracts with our manufacturers. Foreign manufacturing is subject to a number
of  risks  including,   but  not  limited  to,

         o        transportation delays and interruptions,

         o        political and economic disruptions,

         o        the impositions of tariffs and import and export controls, and

         o        changes in governmental policies.

         While we have not experienced any material adverse effects due to such risks to date, we cannot assure you that such events will not occur in the future and possibly result in increases in costs and delays of, or interferences with, product deliveries resulting in losses of sales and goodwill.

         We are dependent on intellectual property rights and cannot ensure that we will be able to successfully protect such rights. We rely on a combination of trademark, copyright, patent and other proprietary rights laws to protect our rights to valuable intellectual property related to our brands. We also rely on license and other agreements to establish ownership rights and to maintain confidentiality. We cannot assure you that such intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, laws of certain foreign countries in which our products are sold, or in which we operate, do not protect intellectual property rights to the same extent as the laws of the U.S. The failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition or results of operations.

         There are specific risks associated with international sales. We have sold products to customers in the United Kingdom, Canada, Korea, Japan, Australia and New Zealand. We expect to augment our presence in international markets. Accordingly, our business, and our ability to expand our operations internationally, is subject to various risks inherent in international business activities. We may have difficulty in safeguarding our intellectual property in countries where intellectual property laws are not well developed or are poorly enforced. General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder our performance under contracts in those countries or could hinder our ability to collect for product and services delivered in those countries. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for us to conduct business internationally.

         In addition, although we have normally been successful in stipulating that our foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue than expected due to foreign currency rate fluctuations. Other risks associated with international operations include

         o        import and export licensing requirements,

         o        trade restrictions,

         o        changes in tariff rates,

         o        overlapping tax structures,

         o        transportation delays,

         o        currency fluctuations,

         o        potentially adverse tax consequences, and

         o        compliance with a variety of foreign laws and regulations.

         Any of the foregoing factors could have a material adverse effect on our ability to expand our international sales. Increased exposure to international markets creates new areas with which we may not be familiar and could place us in competition with new vendors. We cannot assure you that we will be successful in our efforts to compete in these international markets.

         We face potential liability from product safety claims. Products that have been or may be developed or sold by us may expose us to potential liability from personal injury or property damage claims by end-users of such products. We have never been and are not presently a defendant in any product liability lawsuit; however, we cannot assure you that such a suit will not be brought against us in the future. We currently maintain product liability insurance coverage in the amount of $1.0 million per occurrence, with a $2.0 million excess umbrella policy. We cannot assure you that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management's time and attention. The U.S. Consumer Products Safety Commission, or CPSC, has the authority under certain federal laws and regulations to protect consumers from hazardous goods. The CPSC may exclude from the market goods it determines are hazardous, and may require a manufacturer to repurchase such goods under certain circumstances. Some state, local and foreign governments have similar laws and regulations. In the event that such laws or regulations change or we are found in the future to have violated any such law or regulation, the sale of the relevant product could be prohibited and we could be required to repurchase such products.

         We may become subject to burdensome governmental regulation. In the U.S., we are subject to the provisions of, among other laws, the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act. These acts empower the CPSC to protect the public against unreasonable risks of injury associated with consumer products, including toys and other articles. The CPSC has the authority to exclude from the market articles, which are found to be hazardous and can require a manufacturer to repair or repurchase such toys under certain circumstances. Any such determination by the CPSC is subject to court review. Violations of these acts may also result in civil and criminal penalties. Similar laws exist in some states and cities in the U.S. and in many jurisdictions throughout the world. We maintain a quality control program, including the retention of independent testing laboratories, to ensure compliance with applicable laws. We believe we are currently in substantial compliance with these laws. In general, we have not experienced difficulty complying with such regulations, and compliance has not had an adverse effect on our business.

         There are risks related to our customers' payment terms. The majority of our customers receive trade terms to which payments for products are delayed for up to 30 days and some receive up to 90 days, pursuant to various sales promotion programs. To reduce our exposure to uncollectible accounts receivable, in March 2001 we secured a business credit insurance policy to guarantee the majority of our accounts receivable. Although we have secured such a policy, the insolvency or business failure of one or more of our customers with large accounts receivable could have a material adverse affect on our future sales.

         Seasonality may affect our results of operations. Our sales have historically been seasonal in nature, reflecting peak sales in the third and fourth quarters and slower sales in the first and second quarters.

Risks associated with investing in us

         We expect our stock price to be volatile. The market price of the shares of our common stock has been, and will likely continue to be, subject to wide fluctuations in response to several factors, such as

         o        actual or anticipated variations in our results of operations,

         o new services or product introductions by us or our competitors,

         o        changes in financial estimates by securities analysts, and

         o        conditions and trends in the consumer toy industry.

         The stock markets generally, and the Nasdaq SmallCap Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

         If our common stock is delisted from Nasdaq, liquidity in our common stock will likely be adversely affected. Our common stock is listed for trading on the Nasdaq SmallCap Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following

         o        maintaining $2,500,000 in shareholders' equity,

         o        having a market capitalization of at least $35,000,000, or

         o        generating net income of $500,000.

         In addition, the minimum bid price of our common stock must be at least $1.00 per share and the market value of the public float must be at least $1,000,000. On July 18, 2003, our bid price was $2.99. The dilution to our shareholders which could be caused by the additional shares of our common stock being sold into the market could cause the per share value of our common stock to drop below the minimum bid price of $1.00. As of March 31, 2003, we had shareholders' equity of $2,736,200 but did not satisfy the requirements for market capitalization or net income. The failure to meet Nasdaq's maintenance criteria may result in the delisting of our common stock from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

         If our common stock is delisted from Nasdaq, our common stock may become subject to the penny stock rules. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must

         o deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market,

         o provide the customer with current bid and offer quotations for the penny stock,

         o disclose the compensation of the broker-dealer and its salesperson in connection with the transaction,

         o provide the customer monthly account statements showing the market value of each penny stock held in the customer's account, and

         o make a special written determination that the penny stock is a suitable investment for the customer and receive the customer's written agreement to the transaction.

         These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities are subject to the penny stock rules, you may find it more difficult to sell your shares of our common stock.

         Our officers and directors control a large percentage of outstanding stock and may be able to exercise significant control. Our current officers and directors beneficially own approximately 59% of our common stock on a fully diluted basis. As a result, current management will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

         We have implemented anti-takeover provisions that could prevent an acquisition of us at a premium price. Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a take-over attempt of us. We are subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specific control share acquisitions. Lastly, our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined form time to time by our board, of which all shares remain without designation and available for issuance. We include such preferred stock in our capitalization in order to enhance our financial flexibility. However, the issuance of large blocks of preferred stock may have a dilutive effect with respect to existing holders of our common stock.

         We depend on key personnel. Our success largely depends on a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on our business. We are especially dependent upon the efforts and abilities of certain of our senior management, particularly Ronald
S. Kaplan, our President and Chief Executive Officer. Currently, we do not maintain key man life insurance on Mr. Kaplan or any other executive officer. We believe that our future success will also depend, in part, upon our ability to attract, retain and motivate qualified personnel. We cannot assure you, however, that we will be successful in attracting and retaining such personnel.

         We do not plan to pay cash dividends. We expect that we will retain all available earnings generated by our operations for the development and growth of our business. Accordingly, we do not anticipate paying any cash dividends on our common stock.

         The issuance of additional shares of common stock or the exercise of outstanding options and warrants will dilute the interests of our shareholders. As of July 18, 2003, we had 3,099,270 shares of our common stock outstanding. Our board has the ability, without further shareholder approval, to issue up to approximately 11.9 million additional shares of common stock. Such issuance may result in a reduction of the book value or market price of our outstanding common shares. Issuance of additional common stock will reduce the proportionate ownership and voting power of the then existing shareholders. Further, if all our outstanding options and warrants are exercised, we will have approximately 7 million shares outstanding. Thus, the percentage of shares owned by all existing shareholders will be reduced proportionately as options and warrants are exercised. The table below summarizes our current outstanding common shares, options and warrants:

   ---------------------------------------------- ---------------------- -------------------------- -------------
   Common Shares, Options and Warrants            Number of Common       Number of Common Shares    Total
                                                  Shares                 underlying Options and
                                                                         Warrants
   ---------------------------- ----------------- ---------------------- -------------------------- -------------
   Common shares issued as of   issued            3,272,092
   July 18, 2003
                                ----------------- ---------------------- -------------------------- -------------
                                less treasury     (172,822)
                                shares
   ---------------------------- ----------------- ---------------------- -------------------------- -------------

   Options outstanding as of    currently                                   400,942
   July 18, 2003 under our      exercisable
   stock option plan
                                ----------------- ---------------------- -------------------------- -------------
                                currently                                   120,334
                                unexercisable
   ---------------------------- ----------------- ---------------------- -------------------------- -------------
   Warrants outstanding as of   issued to                                    60,000
   July 18, 2003 (all           CEOcast
   warrants are currently
   exercisable)
                                ----------------- ---------------------- -------------------------- -------------

                                public warrants                           3,272,092
   ---------------------------- ----------------- ---------------------- -------------------------- -------------
   TOTAL                                          3,099,270               3,853,368                  6,952,638
   ---------------------------- ----------------- ---------------------- -------------------------- -------------

                                 USE OF PROCEEDS

         All of the shares of common stock offered by this prospectus are being offered by the selling shareholder listed under "Selling Shareholder." We will not receive any proceeds from sales of common stock by the selling shareholder. Proceeds from the exercise of the warrant will be used for general corporate purposes.

                               SELLING SHAREHOLDER

         On May 15, 2003, we entered into an agreement with CEOCast, Inc., the selling shareholder. CEOCast will provide us with certain investor relations and related services for three months. As consideration for these services, we will pay CEOCast $7,500 per month plus a warrant to purchase 60,000 shares of our common stock at $2.00 per share.

         The following table sets forth information as of July 18, 2003 about the selling shareholder and the number of shares of common stock beneficially owned by the selling shareholder, all of which are offered by this prospectus. For purposes of computing the number and percentage of shares beneficially owned by the selling shareholder on July 18, 2003, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding:

--------------------------------------- ----------------- ---------------------- ------------------ ----------------
                                                                                      Shares
                                                                                    Owned Upon          Percent
                                            Shares Being      Percent Owned         Completion        Owned After
     Name of Selling Shareholder              Offered         Before Offering       of Offering         Offering
--------------------------------------- ----------------- ---------------------- ------------------ ----------------
CEOCast, Inc.                                 60,000 (1)          1.6%                   0                 0
--------------------------------------- ----------------- ---------------------- ------------------ ----------------

TOTAL                                             60,000          1.6%                   0                 0
--------------------------------------- ----------------- ---------------------- ------------------ ----------------


(1) Represents 60,000 shares underlying a warrant exercisable at $2.00 per share.

                              PLAN OF DISTRIBUTION

         The selling shareholder may sell the common stock being offered by this prospectus from time to time directly to other purchasers, or to or through dealers or agents. The selling shareholder will act independently of us in making decisions regarding the timing, manner and size of each sale. It may sell its common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made in transactions (which may involve crosses or block transactions)

         o on any exchange or market on which the common stock may be listed or quoted at the time of sale,

         o        in the over-the-counter market,

         o        in negotiated transactions, or

         o        through the writing of options.

         In connection with sales of the common stock, the selling shareholder may enter into hedging transactions with broker-dealers, and those broker-dealers may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell short the common stock and deliver the common stock offered by this prospectus to close out such short positions, or lend or pledge such common stock to broker-dealers that in turn may sell such securities.

         The selling shareholder and any brokers, dealers or agents described above may be deemed "underwriters" as that term is defined by the Securities Act.

         The selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, that may limit the timing of purchases and sales of securities by the selling shareholder and others participating in a distribution of securities. In addition, under Regulation M, those engaged in a distribution of securities may not at the same time make a market in the securities or take other actions that may affect the market price of the securities for a specified period of time before the beginning of the distribution, subject to some exceptions or exemptions. All of the restrictions described above may affect the marketability of the securities offered by this prospectus.

         The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of its shares underlying the warrant.

         If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling shareholder may sell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

         In connection with the sale of common stock, dealers or agents may receive discounts, concessions, or commissions from the selling shareholder or from purchasers of the common stock for whom they may act as agents. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Under the registration rights agreement between us and the selling shareholder, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold by this prospectus. In addition, the selling shareholder may be entitled to indemnification against certain liabilities under the registration rights agreement.

         We will make copies of this prospectus available to the selling shareholder and have informed the selling shareholder of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock offered by this prospectus will be passed upon for us by Raice Paykin & Krieg, LLP. Elissa Paykin, the spouse of one of the partners of the firm, owns 237,254 shares of our common stock. Ms. Paykin is the sister of Ronald Kaplan, a director and our President and Chief Executive Officer, and is the daughter of two of our directors, Warren and Judith Kaplan.

                                     EXPERTS

         Our consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2002 have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Moore Stephens Lovelace, P.A., independent auditors, given upon the authority of that firm as experts in accounting and auditing.

                       ACTION PRODUCTS INTERNATIONAL, INC.


                          60,000 Shares of Common Stock



                                   ----------

                                   Prospectus


                                   ----------

                                   July , 2003

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee           $10

Printing                                                      500

Legal Fees and Expenses                                     5,000

Accounting Fees and Expenses                                2,500

Miscellaneous Fees and Expenses                               990

Total                                                      $9,000


-------------
All amounts other than the registration fee are estimates.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0850 of the Florida Business Corporation Act ("FBCA") generally permits each corporation to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the corporation if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the corporation may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.

         This Section also permits each corporation to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause an action to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of FBCA Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of such registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Furthermore, FBCA Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of FBCA
Section 607.0834 are applicable, (iv) in a proceeding by or in the right of a registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness", as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

         Under Article VI of the registrant's Bylaws, the registrant has agreed to indemnify each director and officer of the registrant who it is empowered to indemnify to the fullest extent permitted by the provisions of the FBCA. The registrant's Bylaws also provide that the indemnification rights provided thereby shall not be deemed to be exclusive of any other rights to which the registrant's directors and officers may be entitled, including, without limitation, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors under any of the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  Exhibit No.     Description
  -----------     -----------

         5.1      Opinion of Raice Paykin & Krieg, LLP

         10.1     Warrant Agreement issued to CEOCast,Inc. May 15, 2003*

         23.1     Consent of Moore Stephens Lovelace, P.A.

         23.3     Consent of Raice Paykin & Krieg, LLP (included in Exhibit 5)

* Previously filed with Registration Statement on Form S-3, File number 333-105641, on May 29, 2003.

  (b) Financial Statement Schedules

                  Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17.   UNDERTAKINGS

         a. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (b) To reflect in the  prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (c) To include any material  information with respect
                  to the plan of  distribution  not previously  disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         d. The undersigned registrant hereby undertakes that:

                  (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

                  (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on July 21, 2003.


                            ACTION PRODUCTS INTERNATIONAL, INC.

                            By: /s/ RONALD S. KAPLAN
                                --------------------
                                Name: Ronald S. Kaplan
                                Title:   Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on July 21, 2003.


                            By: /s/ RONALD S. KAPLAN
                                --------------------
                                Ronald S. Kaplan
                                President, Chief Executive Officer and
                                Director
                                (principal executive officer)


                            By: /s/ ROBERT L. BURROWS*
                                ----------------------
                                Robert L. Burrows
                                Chief Financial Officer and Secretary
                                (principal financial officer and principal
                                accounting officer)


                            By: /s/ WARREN KAPLAN*
                                ------------------
                                Warren Kaplan
                                Chairperson of the Board


                            By: /s/ JUDITH KAPLAN*
                                ------------------
                                Judith Kaplan
                                Director


                            By: /s/ NEIL SWARTZ*
                                ----------------
                                Neil Swartz
                                Director


                            By: /s/ SCOTT RUNKEL*
                                -----------------
                                     Scott Runkel
                                     Director

* Executed by Ronald S. Kaplan pursuant to power of attorney previously filed with Registration Statement on Form S-3, File number 333-105641, on May 29, 2003.

                                  EXHIBIT INDEX


Exhibit No.      Description
-----------      -----------

     5.1         Opinion of Raice Paykin & Krieg, LLP

    10.1         Warrant Agreement issued to CEOCast, Inc. May 15, 2003*

    23.1         Consent of Moore Stephens Lovelace, P.A.

    23.3         Consent of Raice Paykin & Krieg, LLP (included in Exhibit 5)

* Previously filed with Registration Statement on Form S-3, File number 333-105641, on May 29, 2003.